EXHIBIT 10.4

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
UNDER THE WENDY’S COMPANY
2020 OMNIBUS AWARD PLAN

_______________ Shares of Common Stock

THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made as of ____________, 20___, by and between The Wendy’s Company (the “Company”) and __________________ (the “Optionee”).

The Company, pursuant to the provisions of The Wendy’s Company 2020 Omnibus Award Plan (the “Plan”), hereby irrevocably grants to the Optionee the right and option (the “Option”) to purchase _______________ shares of Common Stock, par value $0.10 per share (the “Common Stock”), of the Company upon and subject to the following terms and conditions:

1.The Option is not intended to qualify as an incentive stock option under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.____________, 20___ is the date of grant of the Option (the “Date of Grant”).

3.The purchase price of the shares of Common Stock subject to the Option shall be $________ per share (the “Exercise Price”), which is the Fair Market Value on the Date of Grant, as determined by the Committee.

4.Subject to the Optionee’s continued provision of services to the Company, the Option shall be exercisable as follows:

(a)One-third of the shares of Common Stock subject to the Option shall be exercisable on or after the first anniversary of the Date of Grant;

(b)One-third of the shares of Common Stock subject to the Option shall be exercisable on or after the second anniversary of the Date of Grant; and

(c)One-third of the shares of Common Stock subject to the Option shall be exercisable on or after the third anniversary of the Date of Grant.

Notwithstanding the foregoing, in the event the Optionee’s employment or service to the Company and its Subsidiaries is terminated, the Option shall vest and become exercisable as follows:

(i)     Change in Control, Death or Disability. The Options shall become fully (100%) and immediately vested upon a termination of employment or service: (A) by the Company or its Subsidiaries other than for Cause (and other than due to death or Disability) within twelve (12) months following a Change in Control; (B) by the Optionee for Good Reason within twelve (12) months following a Change in Control; (C) as a result of the Optionee’s death; or (D) due to the Optionee’s Disability;

(ii)     Severance. If (A) the Optionee is subject to an employment letter with the Company or its Subsidiaries, is in a class of employees subject to the Company’s Executive Severance Pay Policy, or is in a class of employees subject to another severance policy adopted by the Company or its Subsidiaries, (B) such employment letter or policy addresses the treatment of Options and (C) the Optionee is terminated without Cause (other than in connection with a Change in Control, death or Disability as set forth in clause (i) above), the Options shall vest and become exercisable as set forth under such employment letter or policy, as applicable; and

(iii) Retirement. In the event of the Optionee’s Retirement (as defined below), the Optionee will continue to vest in the Options according to the vesting schedule set forth in this Section 4 as if the Optionee remained employed on each applicable vesting date. For purposes of these Options, “Retirement” shall mean the Optionee’s voluntary termination of the Optionee’s employment or service with the Company and its Subsidiaries at a time that Cause does not exist (A) after attaining age sixty (60), (B) after having at least ten (10) years of employment or service with the Company or its Subsidiaries, (C) as of a date specified (or such other date as agreed to by the Company) in a written notice of proposed Retirement provided by the Optionee to the Company at least six (6) months before the proposed Retirement date and (D) Optionee otherwise complying with the Company’s then-current retirement policy.

5.The unexercised portion of the Option shall automatically and without notice terminate and become null and void at the earlier of (i) the tenth anniversary of the Date of Grant (the “Option Period”) and (ii) the earliest applicable time set forth below:

(a)Termination for Cause. In the event the Optionee’s employment or service to the Company and its Subsidiaries is terminated by the Company or its Subsidiaries for Cause, all outstanding Options granted to the Optionee shall immediately terminate and expire;

(b)Death, Disability or Change in Control. In the event the Optionee’s employment or service to the Company and its Subsidiaries is terminated by the Company or its Subsidiaries due to the Optionee’s death, Disability or without Cause within 12 months after a Change in Control or by the Optionee for Good Reason within 12 months after a Change in Control, each outstanding vested Option shall remain exercisable for one (1) year thereafter (but in no event beyond the expiration of the Option Period);

(c)Severance. Unless otherwise provided by the Committee, in the event the Optionee’s employment or service to the Company and its Subsidiaries is terminated by the

Company or its Subsidiaries other than for Cause (and other than in connection with death, Disability or a Change in Control as described in Section 4 above):

(i)if the Optionee is subject to an employment letter with the Company or its Subsidiaries, is in a class of employees subject to the Company’s Executive Severance Pay Policy or is in a class of employees subject to another severance policy adopted by the Company or its Subsidiaries, and such employment letter or policy addresses the treatment of Options, the Options shall be exercisable for the greater of ninety (90) days and the period as set forth under such employment letter or policy (but in no event beyond the expiration of the Option Period); or

(ii)if the Optionee is not in a class of employees described in Section 5(c)(i), each outstanding vested Option shall remain exercisable for ninety (90) days after the termination date (but in no event beyond the expiration of the Option Period);

(d)Retirement. Unless otherwise provided by the Committee, in the event of the Optionee’s Retirement (as defined in Section 4(c) above), each outstanding Option shall remain exercisable for the remainder of the Option Period (but in no event may an outstanding Option be exercised before its applicable vesting date); and

(e)Other Termination. Unless otherwise provided by the Committee, in the event the Optionee’s employment or service to the Company and its Subsidiaries is terminated for any other reason not stated in Section 5(a), (b), (c) or (d) above, and after taking into account any accelerated vesting under Section 4 above, each outstanding unvested Option granted to the Optionee shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for ninety (90) days thereafter (but in no event beyond the expiration of the Option Period).

6.Options which have become exercisable may be exercised by the Optionee, subject to the provisions of the Plan and this Agreement, as to all or part of the shares of Common Stock covered hereby, by the giving of written or electronic notice of such exercise to the Company at its principal business office (or telephonic instructions to the extent permitted by the Committee), accompanied by payment of the full purchase price for the shares being purchased. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Optionee has paid to the Company an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld. The Exercise Price shall be payable: (a) in cash, check, cash equivalent and/or shares of Common Stock valued at Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company), provided that such shares of Common Stock are not subject to any pledge or other security interest; or (b) by such other method as the Committee may permit in its sole discretion, including without limitation: (i) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price; (ii) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (iii) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay the Exercise Price and all applicable required withholding taxes. Any fractional shares of Common Stock shall be settled in cash.

The Company shall cause certificates for the shares so purchased to be delivered to or registered (and held in book entry form) in the name of the Optionee or the Optionee’s executors or administrators, against payment of the purchase price, as soon as practicable following the Company’s receipt of the notice of exercise.

7.Neither the Optionee nor the Optionee’s executors or administrators shall have any of the rights of a stockholder of the Company with respect to the shares subject to the Option until such Option is validly exercised.

8.The Option shall not be transferable by the Optionee other than to the Optionee’s executors or administrators by will or the laws of descent and distribution, and during the Optionee’s lifetime shall be exercisable only by the Optionee, except as may be otherwise permitted by the Committee in its sole discretion pursuant to the Plan.

9.In the event of the Optionee’s death, the Option shall thereafter be exercisable (to the extent otherwise exercisable hereunder) only by the Optionee’s executors, administrators or the beneficiary(ies) designated in writing by the Optionee in a manner permitted by the Committee. The Optionee has the right to change any such beneficiary designation at will.

10.The terms and conditions of the Option, including the number of shares and the class or series of capital stock that may be delivered upon exercise of the Option and the purchase price per share, are subject to adjustment as provided in the Plan, including, without limitation, under Section 12 of the Plan.

11.The Optionee agrees that the obligation of the Company to issue shares of Common Stock upon the exercise of the Option shall also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s securities shall be listed.

12.The Optionee acknowledges and agrees that the Option is subject to (a) the clawback and forfeiture provisions of Section 14(u) of the Plan, (b) the Company’s Policy for Recoupment of Incentive Compensation and (c) any subsequent clawback or forfeiture policy adopted by the Board or the Committee that is communicated to the Optionee or that is consistent with applicable law, whether the Option was granted before or after the effective date of any such clawback or forfeiture policy. Consistent with Section 14(u) of the Plan, the Committee may, in its sole discretion, cancel the Option if the Optionee, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in any Detrimental Activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. If the Committee determines, in its sole discretion, that the Optionee has engaged in or engages in any activity referred to in the preceding sentence, the Committee may require the Optionee to forfeit any gain realized on the exercise of the Option and to repay the gain to the Company. In addition, if the Optionee receives any amount in excess of what the Optionee should have received under the terms of the Option for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Optionee agrees to repay any such excess amount to the Company.

13.The Option has been granted subject to the terms and conditions of the Plan, a copy of which has been provided to the Optionee and which the Optionee acknowledges having received and reviewed. Any conflict between this Agreement and the Plan shall be decided in favor of the provisions of the Plan. Any conflict between this Agreement and the terms of a written employment agreement for the Optionee that has been approved, ratified or confirmed by the Board of Directors of the Company (the “Board”) or the Committee shall be decided in favor of the provisions of such employment agreement. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan. This Agreement represents the entire agreement between the parties and supersedes all prior and contemporaneous agreements and understandings relative to the same subject matter. The covenants contained in this Agreement (including any attachments) are intended to co-exist with and are not affected by any covenants contained in other agreements to which any of the parties hereto are or may become parties, are independently enforceable and do not supersede such other covenants. This Agreement is not intended to and does not amend, alter, suspend, discontinue, cancel or terminate any other award agreement executed by Optionee and the Company. This Agreement may not be amended, altered, suspended, discontinued, cancelled or terminated in any manner that would materially and adversely affect the rights of the Optionee except by a written agreement executed by the Optionee and the Company.

14.By accepting the Options evidenced by this Agreement, the Optionee hereby consents to the electronic delivery of all documents, including prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules. This consent may be revoked in writing by the Optionee at any time upon three (3) business days’ notice to the Company, in which case all documents, including subsequent prospectuses, annual reports and other information, will be delivered in hard copy to the Optionee.

15.The Optionee shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under the Option or from any compensation or other amounts owing to the Optionee, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of the Option, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes. Regardless of the amount withheld or reported, the Optionee is solely responsible for all taxes in respect of the Option (including taxes on imputed compensation), except for the Company’s share of applicable employment taxes. In addition, the Committee may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, the foregoing withholding liability (but no more than the withholding liability calculated using the highest marginal tax rate) by (a) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Optionee having a Fair Market Value equal to such withholding liability or (b) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Option a number of shares with a Fair Market Value equal to such withholding liability. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee. If no election is made by the Optionee, the Company will withhold shares of Common Stock to satisfy the minimum statutory required tax withholding.

16.Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to The Wendy’s Company, One Dave Thomas Boulevard, Dublin, Ohio 43017, Attention: Corporate Secretary, or any other address designated by the Company in a written notice to the Optionee. Notices to the Optionee will be directed to the address of the Optionee then currently on file with the Company, or at any other address given by the Optionee in a written notice to the Company.

17.If any provision of this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code upon the vesting or exercise of the Option (or any portion thereof), such provision shall be restructured, to the minimum extent possible, in a manner determined by the Company (and reasonably acceptable to the Optionee) that does not cause such an accelerated or additional tax.

18.This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. For purposes of litigating any dispute that arises under this Agreement, unless otherwise provided in a written employment agreement or letter, arbitration agreement or severance agreement and release executed by the parties, the parties hereby submit to and consent to the jurisdiction of the State of Ohio and agree that such litigation shall be conducted in the courts of Franklin County in the State of Ohio, or the federal courts for the Southern District of Ohio, where the grant of the Option is made and/or to be performed.

19.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Furthermore, delivery of a copy of a counterpart signature by facsimile or electronic transmission shall constitute a valid and binding execution and delivery of this Agreement, and such copy shall constitute an enforceable original document.

20.This Agreement may be executed and exchanged by facsimile or electronic mail transmission and the facsimile or electronic mail copies of each party’s respective signature will be binding as if the same were an original signature. This Agreement may also be executed through the use of electronic signature, which each party acknowledges is a lawful means of obtaining signatures in the United States. Each party agrees that its electronic signature is the legal equivalent of its manual signature on this Agreement. Each party further agrees that its use of a key pad, mouse or other device to select an item, button, icon or similar act/action, regarding any agreement, acknowledgement, consent terms, disclosures or conditions constitutes its signature, acceptance and agreement as if actually signed by such party in writing. Furthermore, to the extent applicable, all references to signatures in this Agreement may be satisfied by procedures that the Company or a third party designated by the Company has established or may establish for an electronic signature system, and the Optionee’s electronic signature shall be the same as, and shall have the same force and effect as, such Optionee’s written signature.

21.The Optionee agrees and acknowledges that by accepting the Option, the Optionee (a) consents to the collection, use and transfer, in electronic or other form, of any of the Optionee’s personal data that is necessary or appropriate to facilitate the implementation, administration and management of the Option, this Agreement and the Plan, (b) understands that the Company may, for purposes of implementing, administering and managing the Plan, hold certain personal information about the Optionee, including, without limitation, the Optionee’s name, home address, telephone number, date of birth, social security number or other identification number, salary, nationality, job title, and details of all awards or entitlements to awards granted to the Optionee under the Plan or otherwise (“Personal Data”), (c) understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the shares of Common Stock issued upon exercise of the Option may be deposited, and that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States, (d) waives, solely for purposes of implementing, administering and managing the Option and the Plan, any data privacy rights that the Optionee may have with respect to the Personal Data, and (e) authorizes the Company, its Affiliates and its agents, to store and transmit such Personal Data and related information in electronic form. The Optionee understands that the Optionee is providing consent under this Section 21 on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke consent, the Optionee’s employment status or service with the Company will not be affected; the only consequence of the Optionee’s refusing or withdrawing consent is that the Company would not be able to grant the Option or other awards to the Optionee or implement, administer or maintain such awards.

22.This Agreement shall be valid, binding and effective upon the Company and Optionee as of the date Optionee accepts and agrees to the Agreement, so long as such acceptance is received by the Company by the deadline and in the manner prescribed by the Company and communicated to the Optionee. If Optionee fails to accept and agree to this Agreement on or prior to such date and in the manner prescribed by the Company and communicated to the Optionee, this Agreement will not be binding and enforceable, Optionee shall have no rights and interests pursuant to this Agreement, including specifically the Options evidenced by this Agreement shall be forfeited, and neither the Optionee nor the Optionee’s heirs, executors, administrators and successors shall have any rights with respect thereto. This Agreement, if accepted by the Optionee, shall inure to the benefit of and be binding upon and enforceable by the Company’s successors and assigns.

23.This grant does not constitute an employment contract. Nothing in the Plan or this Agreement shall (a) confer upon the Optionee the right to continue to serve as a director or officer to, or to continue as an employee or service provider of, the Company or any of its Affiliates for the length of the vesting schedule set forth in Section 4 above or for any portion thereof or (b) be deemed to be a modification or waiver of the terms and conditions set forth in any written employment agreement for the Optionee that has been approved, ratified or confirmed by the Board or the Committee. The failure of either party to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive the party of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach.

24.The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s acquisition or sale of the shares of Common Stock. The Optionee should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

25.The Options and any underlying shares of Common Stock, and the income from and value of the same (either on the Award Date or at the time of exercise) shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

26.The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of this Agreement. All such Committee determinations shall be final, conclusive and binding upon the Company, the Optionee and any and all interested parties.

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IN WITNESS WHEREOF, the Company, by a duly authorized officer thereof, has caused this Nonqualified Stock Option Award Agreement to be executed as of the date hereof.

THE WENDY’S COMPANY

By:
Name:
Title:
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